Exhibit 99.1

APOLLO GROUP, INC. ANNOUNCES THE HIRING OF TIMOTHY DANIELS AS PRESIDENT OF APOLLO GLOBAL
PHOENIX, February 24,2011 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group” or “the Company”) today announced that its majority-owned subsidiary Apollo Global, Inc. (“Apollo Global”) has named Timothy F. Daniels as President of Apollo Global, effective immediately. Mr. Daniels will oversee all aspects of the management of Apollo Global, a leading international education services provider. He will report directly to Gregory Cappelli, Co-Chief Executive Officer of Apollo Group and Chairman of Apollo Global.
“We are pleased to have Tim join Apollo Global at such an exciting time for our organization,” said Cappelli. “His wealth of experience and substantial expertise will be a strong asset to our organization and a valuable complement to the excellent management team at Apollo Global. His selection reflects our continued commitment to broaden our educational options and access for students on an international scale.”
Mr. Daniels most recently served as Chairman and Chief Executive Officer for Wall Street Institute (“WSI”), a provider of English instruction for individuals and corporate clients around the world. Immediately prior to assuming his position at WSI, Mr. Daniels was the managing director responsible for K-12 investments for Sylvan Ventures, the venture capital investment arm for Sylvan Learning Systems. He received his MBA from the University of Chicago and a BBA from the University of Wisconsin.
Mr. Daniels succeeds Jeff Langenbach, who has accepted a new assignment with Apollo Group as both Chief of Staff for the Office of the CEO and Chief Administration Officer (“CAO”). As Chief of Staff, Mr. Langenbach will support the Co-CEOs on critical strategic initiatives and lead key Apollo Group support services. Mr. Langenbach will continue to be integrally involved with Apollo Global, as Vice Chairman of the Board.
“We are very proud of the great work Jeff has done in launching Apollo Global and managing the organization since its inception,” said Mr. Cappelli. “During his tenure, Apollo Global has grown to provide educational offerings to students on three continents.” “We believe that Apollo Group will continue to benefit from Jeff’s talents and expertise as he takes on this new challenge,” said Charles Edelstein, Co-Chief Executive Officer of Apollo Group.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global,

Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About Apollo Global, Inc.
Apollo Global, Inc., formed in 2007, is a joint venture between Apollo Group, Inc. and private equity firm, The Carlyle Group. Apollo Global’s vision is to broaden student opportunity, grow the knowledge base of the communities it serves and advance the educational landscape worldwide. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
The Apollo Global family of companies currently includes BPP, a provider of education and training to professionals in the legal and finance industries in the United Kingdom and Europe; UNIACC, an arts and communications university in Chile; Universidad Latinoamericana, a communications, business, and medical university in Mexico; and Western International University, a Phoenix-based regionally accredited university offering campus-based and online degree programs in subjects such as business and technology.
Investor Relations Contact:
Jeremy Davis, (312) 660-2071, jeremy.davis@apollogrp.edu
Media Contact:
University of Phoenix Media Hotline, (602) 254-0086, media@phoenix.edu
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